BARON FUNDS
                                SELLING AGREEMENT

      AGREEMENT made as of this 8th day of September, 2006, by and between Baron Capital, Inc ("BCI") the distributor of Baron Investment Funds and Baron Select Funds and all respective series there of (the "Funds")and Security Distributors, Inc. ("Dealer").

                                   WITNESSETH

      In consideration of the mutual promises contained herein, the parties hereto agree as follows:

      1. BCI hereby authorizes Dealer during the term of this Agreement to sell shares of the Funds ("Shares").

      2. BCI represents that the Shares are duly registered with the Securities and Exchange Commission ("SEC") pursuant to applicable law. BCI will notify Dealer of the issuance by the SEC of any stop order with respect to the offering of the Shares and of any other action or circumstance that may prevent the lawful sale of the Shares in any State or jurisdiction.

      3. Dealer represents that it is and will remain a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"), and agrees to abide by all of its rules and regulations including its Conduct Rules. Dealer further agrees to comply with all applicable state and federal laws and rules and regulations of regulatory agencies having jurisdiction. Reference is hereby made to Rule 2830 of the NASD Conduct Rules, which is incorporated herein as if set forth in full. The termination of Dealer's membership in the NASD or any material breach of said Rule 2830 will immediately and automatically terminate this Agreement Dealer represents that it is not acting as a solicitor pursuant to Rule 206(4)-3 under the Investment Advisers Act of 1940.

      4. Dealer shall have no authority to act or hold itself out as agent for BCI or the Funds and nothing in this Agreement shall cause Dealer to be BCI's partner, employee, or agent or give Dealer authority to act for BCI or the Funds except as expressly set forth in this Agreement Neither BCI nor the Funds shall be liable for any of Dealer's acts or obligations under this Agreement

      5. (a) No person is authorized to make any representations concerning the Funds or the Shares except those contained in the Funds' then-current prospectus and statement of additional information and in such printed information subsequently issued by the Funds or BCI as a supplement to such prospectus and statement of additional information.

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           (b) Upon request, BCI shall furnish Dealer with a reasonable number of copies of the Funds' then-current prospectus and statement of additional Information. BCI shall advise Dealer of any amendment to the Funds' prospectus or statement of additional information.

           (c) No sales literature or advertising material concerning the Shares, other than such information furnished by BCI or the Funds, shall be used by Dealer in connection with the offer and sale of Shares without BCI's prior written approval.

      6. Dealer shall comply with all applicable state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder. Dealer shall not offer any Shares for sale unless such Shares are fully registered under the applicable state and federal statutes and the rules and regulations thereunder. BCI shall keep Dealer informed as to the status of the Funds' registration in the various states.

      7. (a) Dealer agrees to provide the Funds or their transfer agent, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Shares held through an account rnaintained by Dealer during the period covered by the request.

           (1) Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought With the written agreement of the Dealer, the Funds may request transaction information older than 90 days from the date of the request to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

           (2) Dealer agrees to transmit the requested information that is on its books and records to the Funds or their designee promptly, but in any event not later than 5 business days, after receipt of a request If the requested information is not on Dealer's books and records, Dealer agrees to (i) provide or arrange to provide the Funds the requested information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Funds, block further purchases of Fund Shares from such indirect intermediary. In such instance, Dealer agrees to inform the Funds whether it plans to perform (i) or
(ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the Investment

Act of 1940.

           (3) The Funds agree not to use the information received for marketing or any other similar purpose without the prior written consent of Dealer.

      (b) Dealer agrees to execute written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Funds' Shares (directly or indirectly through Dealer's account) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

           (1) Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

           (2) Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Dealer.

           (3) Dealer must provide written confirmation to the Funds that instructions have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

      (c)  For purposes of this paragraph 7:

           (1) The term "Funds" includes the funds' principal underwriter and transfer agent The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

           (2) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the Investment Company Act of 1940 that are held by Dealer.

           (3) The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by Dealer in nominee name.

      8. All orders are subject to acceptance or rejection by the Funds or BCI. BCI reserves the right to suspend sales or to withdraw the offering of the Shares, in whole or in part.

      9. Neither BCI nor Dealer shall, as principal, sell or purchase Shares at a price other than the Funds' then current net asset value as described in the Funds' then current prospectus.

      10. Either party hereto may cancel this Agreement upon written notice to the other party. Neither party may change or amend any provision of this Agreement without the written agreement of the other party.

      11. Dealer appoints BCI and the Funds' transfer agent to execute investors' transactions in the Shares.

      12. (a) Where an investor purchases Shares through or holds shares through Dealer, an annual fee of 0.25% of the average daily net assets attributable to Dealer shall be paid to Dealer quarterly, in arrears, for so long as the investment remains with the particular Fund.

           (b) Payments made hereunder shall be made in accordance with the Funds' distribution plan pursuant to Rule 12b-1 under the Investment Company Act of 1940.

      13. In the event of a dispute, such dispute shall be settled by arbitration in New York City in accordance with rules then in effect at the NASD. The arbitrators shall act by majority decision and their award may allocate attorneys' fees and arbitration costs between the parties; such award shall be final and binding between the parties, and judgment thereon may be entered in any court of competent jurisdiction.

      14. Each party shall indemnify and hold harmless the other and their respective affiliates, officers, directors, agents, employees and controlling persons from all direct or indirect liabilities, losses or costs (including reasonable attorneys' fees) arising from, related to or otherwise connected with its gross negligence or any breach of any provision of this Agreement. BCI shall indemnify and hold harmless Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys' fees) arising from, related to or otherwise connected with any untrue statement of a material fact contained in the prospectus, or in any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated in the prospectus, or in any amendment or supplement thereto. This section shall survive termination of the agreement.

      15. BCI shall not be responsible for any delay or failure to perform its duties hereunder due to a FORCE MAJEURE event, which includes circumstances or events beyond the reasonable control of BCI or the Funds' transfer agent BCI maintains a disaster recovery plan which would be implemented in the case of an emergency.

      16. Each party agrees that any Non-Public Personal Information, as the term is defined in Securities and Exchange Commission S-P (Reg S-P), may be disclosed by a party hereunder only for the specific purpose of permitting the other party to perform services set forth in this Agreement Each party agrees that with respect to such information, it will comply with Reg S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any party except to the extent required to carry out the services set forth in this agreement or as required by law.

      17. All communications to BCI should be sent to it at 767 Fifth Avenue, 49th floor, New York, New York 10153, attn: General Counsel. Any notice to Dealer shall be duly given if mailed or faxed to Dealer at the address or fax number specified by Dealer below.

      18. This Agreement shall be construed in accordance with the laws of the State of New York.

      19. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement may be executed in counterparts.

      20. This Agreement supersedes and cancels all previous Selling Agreements between us, whether oral or written.

                         [Signatures on following page]

                              BARON CAPITAL, INC.
                              By

                                /s/ Linda S. Martinson
                              --------------------------------------------------
                              Name: Linda S. Martinson
                              Title: Chief Operating Officer and General Counsel


DEALER: Security Distributors, Inc.
By


  /s/ Greg Garvin
-------------------------------
Name: Greg Garvin
Title: President

Address:   One Security Benefit Place

           Topeka, KS 66636-0001

           Attn: General Counsel

Fax No.: ____________(785) 438-3080____________